Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports First Quarter Net Income Per Share of $2.31 Versus $0.97 Prior Year and Operating Income Per Share of $2.48 Versus $2.26 Prior Year, up 9.7%; P&C Combined Ratio is 87.5%

•	Net income was $1,093 million, up 149.2%, and operating income was $1,175 million, up 15.3%.

•	Consolidated and P&C net premiums written were $6.7 billion and $6.2 billion, respectively, up 11.9% and 12.9%. On an “As If”(1) and constant-dollar basis, P&C net premiums written were down 1.9%. On the same basis, excluding merger-related underwriting actions and an accounting policy alignment adjustment,(2) P&C net premiums written were up 2.2%.

•	P&C underwriting income was $783 million, up 28.0%, or 8.8% on an “As If” basis, leading to a P&C combined ratio of 87.5% compared with 90% in 2016, or 88.9% on an “As If” basis.

•	Prior period development in the quarter includes a $41 million pre-tax charge ($0.07 per share) related to a change in the discount rate in the U.K. (Ogden rate).

•	Total pre-tax catastrophe losses were $206 million compared with $258 million last year.

•	Adjusted net investment income was $836 million, up 9.0%, or 3.0% on an “As If” basis.

•	Annualized ROE and operating ROE were 9.0% and 9.9%, respectively.

•	Book and tangible book value per share were up 1.7% and 3.1%, respectively, in the quarter.

(1)	2016 “As If” results include the results of operations of The Chubb Corporation for the first 14 days of January 2016 and exclude any impact to underwriting income from purchase accounting adjustments related to the acquisition. ACE Limited acquired The Chubb Corporation (Chubb Corp) on January 14, 2016.
(2)	Merger-related underwriting actions include the cancellation of certain portfolios or lines of business that do not meet company underwriting standards and the purchase of additional reinsurance. Accounting policy alignment refers to conforming the timing of premium recognition of certain Chubb Corp foreign subsidiaries to be on the same basis as ACE Limited.

ZURICH – April 25, 2017 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended March 31, 2017 of $1,093 million, or $2.31 per share, compared with $439 million, or $0.97 per share, for the same quarter last year. Operating income was $1,175 million, or $2.48 per share, compared with $1,019 million, or $2.26 per share, for the same quarter last year. The property and casualty (P&C) combined ratio was 87.5% for the quarter. Book value per share increased 1.7% and tangible book value per share increased 3.1% from December 31, 2016 and now stand at $105.35 and $62.52, respectively.

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Chubb Limited News Release

Chubb Limited

First Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2017	2016	Change	2017	2016	Change
Net income	$1,093	$439	149.2%	$2.31	$0.97	138.1%
Chubb one-time integration and merger-related expenses, net of tax	74	106	(30.2)%	0.16	0.24	(33.3)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	55	59	(6.8)%	0.12	0.13	(7.7)%
Adjusted net realized (gains) losses, net of tax	(47)	415	NM	(0.11)	0.92	NM

Operating income, net of tax	$1,175	$1,019	15.3%	$2.48	$2.26	9.7%

For the three months ended March 31, 2017 and 2016, the tax expenses (benefits) related to the table above were $(37) million and $(49) million, respectively, for Chubb one-time integration and merger-related expenses; $(24) million in both periods for amortization of fair value adjustment of acquired invested assets and long-term debt; $(2) million and $(4) million, respectively, for adjusted net realized gains and losses; and $191 million and $201 million, respectively, for operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb had a very good quarter. After-tax operating income per share increased 10%, driven by both strong P&C underwriting income, up 28%, and adjusted net investment income, which was up 9%. Comparing our results as if we were one company for the full quarter last year, operating income per share was up 8% while underwriting and investment income were up 9% and 3%, respectively. Our strong earnings led to very good book and tangible book value growth.

“Our underwriting income growth was driven by combined ratios that were simply excellent in the quarter on both a calendar and accident-year basis in spite of elevated natural catastrophe losses and a one-time reserve charge related to the change in the Ogden discount rate in the U.K. Our underwriting margins are benefiting in particular from expense efficiencies generated from the merger.

“The market is soft and companies are chasing volume in spite of a difficult underwriting environment. Our premium revenue growth was in line with our expectations and benefited from strong business retentions and growth in new business over prior year, which was constrained nonetheless due to competitive P&C conditions globally.”

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Chubb Limited News Release

Operating highlights for the quarter ended March 31, 2017 were as follows:

Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2017	2016	Change
Consolidated
Net premiums written	$6,710	$5,995	11.9%
Net income	$1,093	$439	149.2%
P&C
Net premiums written	$6,186	$5,479	12.9%
Net premiums written constant-dollar		$5,453	13.4%
Net premiums written constant-dollar – “As If”		$6,306	(1.9)%
Net premiums written constant-dollar – “As If” excluding merger-related underwriting actions (1.7 pts), additional reinsurance (1.2 pts) and accounting policy alignment (1.2 pts)			2.2%
Underwriting income	$783	$612	28.0%
Underwriting income – “As If”		$720	8.8%
Combined ratio	87.5%	90.0%
Combined ratio – “As If”		88.9%
Current accident year underwriting income excluding catastrophe losses	$758	$623	21.7%
Current accident year combined ratio excluding catastrophe losses	88.0%	89.9%
Current accident year combined ratio excluding catastrophe losses – “As If”		88.8%

Global P&C (excludes Agriculture)
Net premiums written	$6,125	$5,415	13.1%
Net premiums written constant-dollar		$5,389	13.7%
Net premiums written constant-dollar – “As If”		$6,242	(1.9)%
Net premiums written constant-dollar – “As If” excluding merger-related underwriting actions (1.8 pts), additional reinsurance (1.2 pts), and accounting policy alignment (1.2 pts)			2.3%
Underwriting income	$690	$559	23.5%
Underwriting income – “As If”		$667	3.5%
Combined ratio	89.0%	90.8%
Combined ratio – “As If”		89.7%
Current accident year underwriting income excluding catastrophe losses	$739	$609	21.3%
Current accident year combined ratio excluding catastrophe losses	88.2%	90.0%
Current accident year combined ratio excluding catastrophe losses – “As If”		88.9%

•	Merger-related underwriting actions, the purchase of additional reinsurance and accounting policy alignment adversely impacted P&C net premiums written growth by $260 million, or 4.1 percentage points in constant dollars.

•	Net premiums earned increased 2.6%. On an “As If” basis, P&C net premiums earned decreased 3.3% in constant dollars. On the same basis, and excluding merger-related underwriting actions, P&C net premiums earned decreased $25 million, or 0.4%.

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Chubb Limited News Release

•	Total incremental integration-related savings recognized in the quarter were $124 million pre-tax. These savings favorably impacted the P&C combined ratio by 2.0 percentage points.

•	Total pre-tax and after-tax catastrophe losses for the quarter were $206 million (3.3 percentage points of the combined ratio) and $164 million, respectively, compared with $258 million (4.3 percentage points of the combined ratio) and $204 million, respectively, last year.

•	Total pre-tax and after-tax favorable prior period development (PPD) for the quarter was $231 million (3.8 percentage points of the combined ratio) and $155 million, respectively, compared with $247 million (4.2 percentage points of the combined ratio) and $198 million last year. PPD in the current quarter included a $41 million charge related to a change in the discount rate in the U.K. (Ogden rate). PPD also included a net favorable adjustment of $79 million related to the 2016 crop year loss estimate compared to the first quarter of 2016, which included a net favorable adjustment of $41 million related to the 2015 crop year loss estimate.

•	P&C underwriting income in the first quarter of 2016 was negatively impacted by $64 million of purchase accounting adjustments related to the Chubb Corp acquisition that will not repeat in 2017 or thereafter.

•	Adjusted net investment income, which excludes a purchase accounting adjustment of $91 million, was $836 million for the quarter versus $767 million, or $812 million on an “As If” basis, last year.

•	Operating income included $0.09 per share ($64 million pre-tax) related to the amortization expense of purchased intangibles compared to $0.01 per share ($7 million pre-tax) last year. The company expects pre-tax amortization expense of approximately $65 million each quarter for the remainder of the year.

•	Operating cash flow was $1.0 billion.

•	Share repurchases totaled $140 million, or approximately 1.0 million shares, during the quarter. The company repurchased an additional $60 million of common shares through April 25, 2017.

•	Net loss reserves decreased $153 million in the quarter primarily reflecting seasonality in the company’s crop insurance business and favorable prior period reserve development.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended March 31, 2017 are presented below:

Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2017	2016	Change
North America Commercial P&C Insurance
Net premiums written	$2,742	$2,302	19.1%
Net premiums written – “As If”		$2,821	(2.8)%
Net premiums written – “As If” excluding merger-related underwriting actions (2.2 pts) and additional reinsurance (0.8 pts)			0.2%
Combined ratio	84.8%	86.1%
Combined ratio – “As If”		85.2%
Current accident year combined ratio excluding catastrophe losses	87.9%	89.5%
Current accident year combined ratio excluding catastrophe losses – “As If”		88.3%

North America Personal P&C Insurance
Net premiums written	$984	$871	13.0%
Net premiums written – “As If”		$971	1.3%
Net premiums written – “As If” excluding additional reinsurance (5.3 pts)			6.6%
Combined ratio	84.2%	97.5%
Combined ratio – “As If”		92.3%
Current accident year combined ratio excluding catastrophe losses	78.3%	82.5%
Current accident year combined ratio excluding catastrophe losses – “As If”		78.7%

Overseas General Insurance
Net premiums written	$2,200	$2,041	7.8%
Net premiums written constant-dollar		$2,011	9.4%
Net premiums written constant-dollar – “As If”		$2,226	(1.2)%
Net premiums written constant-dollar – “As If” excluding merger-related underwriting actions (1.7 pts), additional reinsurance (0.2 pts) and accounting policy alignment (3.5 pts)			4.2%
Combined ratio	95.3%	91.4%
Combined ratio – “As If”		92.2%
Current accident year combined ratio excluding catastrophe losses	92.1%	92.0%
Current accident year combined ratio excluding catastrophe losses – “As If”		92.8%

•	North America Agricultural Insurance: Net premiums written decreased 4.6%. The current accident year combined ratio excluding catastrophe losses was 74.6%, compared with 80.6%.

•	Global Reinsurance: Net premiums written decreased 0.9%, or 8.9% in constant dollars on an “As If” basis. On the same basis, excluding merger-related underwriting actions, net premiums written were down 4.3%. The combined ratio was 82.1%, compared with 77.3%. The current accident year combined ratio excluding catastrophe losses was 77.0% compared with 78.5%.

•	Life Insurance: Segment income was $62 million compared with $60 million. International life insurance net premiums written and deposits collected increased 20.6% in constant dollars.

Please refer to the Chubb Limited Financial Supplement, dated March 31, 2017, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

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Chubb Limited News Release

Chubb Limited will hold its first quarter earnings conference call on Wednesday, April 26, 2017, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-452-4034 (within the United States) or 719-325-2482 (international), passcode 5632455. Please refer to the Chubb investor relations website under Events and Presentations for details. A replay of the call will be available until Thursday, May 11, 2017, and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Helen Wilson: (441) 299-9283; helen.wilson@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

All comparisons are with the same period last year unless otherwise specifically stated.

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

2016 “As If” company measures presented throughout this section are prepared inclusive of the first 14 days of January 2016 prior to the acquisition close and exclusive of the impact of the unearned premium reserves intangible amortization and the elimination of the historical policy acquisition costs as a result of purchase accounting in order to present the underlying profitability of our insurance business.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income (loss) includes underwriting income, adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Operating income, net of tax, excludes adjusted realized gains and losses, Chubb integration and related expenses, and the amortization of the fair value adjustments of acquired debt and invested assets related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration and related expenses related to the acquisition due to the size, complexity, and volume of this acquisition, which may not be indicative of such future costs. We believe that excluding the Chubb integration and related expenses facilitates the comparison of our financial results to our historical operating results. Operating

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Chubb Limited News Release

income should not be viewed as a substitute for net income determined in accordance with GAAP. In addition, we disclose operating income excluding the impact of foreign exchange in order to adjust for the distortive effects of fluctuations in exchange rates. References to operating income mean net of tax, whether or not noted.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and loss on the crop derivatives.

Current accident year P&C combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

International life net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Operating return on equity (ROE) or ROE calculated using operating income are annualized financial measures. The ROE numerator includes income adjusted to exclude after-tax adjusted net realized gains (losses), Chubb integration and related expenses, and the amortization of the fair value adjustment of acquired invested assets and long-term debt. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. In addition, for 2016, the denominator was adjusted to account for the weighted-average impact of the $15,527 million issuance of common shares and equity awards related to the Chubb Corp acquisition on January 14, 2016. Operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Net premiums written and net premiums earned excluding merger-related underwriting actions, including additional reinsurance are non-GAAP performance measures. Since the acquisition of The Chubb Corporation, we have entered into new reinsurance agreements with third-party reinsurers for the Chubb Corp businesses and have taken other merger-related underwriting actions, including exiting certain types of business that do not meet our underwriting standards or adhere to our risk diversification strategy. We also exclude a merger-related accounting policy alignment adjustment. We believe that these measures are meaningful to evaluate trends in our underlying business on a comparable basis.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The intangibles related to the Chubb Corp acquisition are excluded from the tangible book value per share calculation net of tax. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from operating income in order to enhance the understanding of our results of underwriting operations as they are heavily influenced by, and fluctuate in part according to, market conditions.

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Chubb Limited News Release

Chubb integration and related expenses include all internal and external costs directly related to the integration activities of the Chubb Corp acquisition, consisting primarily of personnel-related expenses, including severance and employee retention and relocation; consulting fees; and advisor fees. Chubb integration and related expenses also include interest expense related to the $5.3 billion senior notes issued in November 2015 in order to finance a portion of the Chubb Corp acquisition. We exclude this pre-acquisition interest expense from operating income because the operations for which the debt was issued were not part of our operating activities prior to the completion of the acquisition. Effective with the close of the Chubb Corp acquisition (January 14, 2016), the interest on this debt was considered a cost of our operations and is included within operating income.

See reconciliation of Non-GAAP Financial Measures on pages 27-32 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP or with SEC guidance under Article 11 for pro forma measures, including premium, net income, return on equity, adjusted net investment income, and effective tax rate.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance and our expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31 2017	December 31 2016
Assets
Investments	$99,491	$99,094
Cash	1,063	985
Insurance and reinsurance balances receivable	8,880	8,970
Reinsurance recoverable on losses and loss expenses	13,769	13,577
Goodwill and other intangible assets	22,061	22,095
Other assets	15,703	15,065

Total assets	$160,967	$159,786

Liabilities
Unpaid losses and loss expenses	$60,579	$60,540
Unearned premiums	14,857	14,779
Other liabilities	36,307	36,192

Total liabilities	$111,743	$111,511

Shareholders’ equity
Total shareholders’ equity	49,224	48,275

Total liabilities and shareholders’ equity	$160,967	$159,786

Book value per common share	$105.35	$103.60
Tangible book value per common share	$62.52	$60.64
Book value per common share excluding cumulative translation losses (1)	$108.64	$107.17
Tangible book value per common share excluding cumulative translation losses (1)	$64.83	$63.10

(1)	Cumulative translation losses were $1.5 billion in 2017 ($1,078 million on tangible and $454 million on intangible net assets) and $1.7 billion in 2016 ($1,147 million on tangible and $516 million on intangible net assets)

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended March 31
	2017	2016
Gross premiums written	$8,401	$7,389
Net premiums written	6,710	5,995
Net premiums earned	6,772	6,597
Losses and loss expenses	3,789	3,674
Policy benefits	168	126
Policy acquisition costs	1,397	1,413
Administrative expenses	676	772
Net investment income	745	674
Net realized gains (losses)	(7)	(394)
Interest expense	154	146
Other income (expense):
Gains (losses) from separate account assets	30	(3)
Other	40	(25)
Amortization of purchased intangibles	64	7
Chubb integration expenses	111	148
Income tax expense	128	124

Net income	$1,093	$439

Diluted earnings per share:
Operating income	$2.48	$2.26
Net income	$2.31	$0.97
Weighted average diluted shares outstanding	472.7	450.0

P&C combined ratio
Loss and loss expense ratio	57.4%	57.3%
Policy acquisition cost ratio	20.5%	21.2%
Administrative expense ratio	9.6%	11.5%

P&C combined ratio	87.5%	90.0%
P&C underwriting income	$783	$612

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Chubb Limited News Release

Chubb Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended
	March 31
	2017	2016
Gross Premiums Written
North America Commercial P&C Insurance	$3,665	$3,004
North America Personal P&C Insurance	1,145	974
North America Agricultural Insurance	167	136
Overseas General Insurance	2,662	2,516
Global Reinsurance	212	213
Life Insurance	550	546

Total	$8,401	$7,389

Net Premiums Written
North America Commercial P&C Insurance	$2,742	$2,302
North America Personal P&C Insurance	984	871
North America Agricultural Insurance	61	64
Overseas General Insurance	2,200	2,041
Global Reinsurance	199	201
Life Insurance	524	516

Total	$6,710	$5,995

Net Premiums Earned
North America Commercial P&C Insurance	$3,041	$2,896
North America Personal P&C Insurance	1,086	1,024
North America Agricultural Insurance	14	23
Overseas General Insurance	1,936	1,955
Global Reinsurance	189	202
Life Insurance	506	497

Total	$6,772	$6,597

Segment income (loss)
North America Commercial P&C Insurance	$937	$827
North America Personal P&C Insurance	222	64
North America Agricultural Insurance	92	51
Overseas General Insurance	229	308
Global Reinsurance	96	114
Life Insurance	62	60
Corporate	(106)	(55)

Total	$1,532	$1,369

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